Exhibit 10.4

 FORM OF LICENSING AGREEMENT

THIS AGREEMENT is made on _ ____

BETWEEN

[   ] (Company No. [   ]), a company incorporated in Malaysia whose registered address is at [   ] (“the Licensor”);

AND

THE PARTY WHOSE NAME, ADDRESS AND OTHER DETAILS are set out in SECTION A of SCHEDULE 1 (“the Master Licensee”).

RECITAL

(A)	The Licensor is the registered legal and beneficial owner of the Proprietary Marks and is engaged in the business of selling food and beverages using, amongst others, the Products and trading under the Proprietary Marks (“the Business”).

(B)	The Master Licensee desires to obtain, and the Licensor is willing to grant to the Master Licensee, a right to use the Proprietary Marks to carry out the Business in the Outlets and to further grant to others the right to use the Proprietary Marks to carry out the Business in the Outlets within the Territory in accordance with the terms and conditions of this Agreement.

(C)	The Master Licensee acknowledges the importance of the standard of the Products used in the Business to the reputation and goodwill of the Proprietary Marks, and the Master Licensee hereby agrees to obtain the Products from the Licensor and/or its Authorized Suppliers in the operation of the Business.

(D)	The Licensor and the Master Licensee hereby agree to enter into this Agreement to regulate their relationship in accordance with the terms and conditions hereinafter set forth.

NOW IT IS HEREBY AGREED as follows:-

1.	DEFINITIONS & INTERPRETATION

1.1	In this Agreement, the following words and expressions will (except where the context otherwise requires) have the following meanings:

“Authorised Suppliers”	shall mean the suppliers nominated by the Licensor in writing to the Master Licensee to supply the Products to the Master Licensee;
“Business”	shall have the meaning ascribed to it in Recital (A);

“Business Day”	shall mean a day on which banks are generally open for business in the Territory, other than a Saturday or Sunday;
“Commencement Date”	shall have the meaning ascribed to it in Clause 9.1;
“Confidential Information”

shall mean the terms of this Agreement, and all information and/or data including non-public, confidential and proprietary information and without limitation, information in respect of the following, whether disclosed prior to or after the signing of this Agreement, belonging to or relating to the Licensor, its associates, its business, disclosed to the Master Licensee (whether in writing, orally or by any other means and whether directly or indirectly) and all information and/or data not disclosed to the Master Licensee but derived or developed by the Master Licensee and from the aforementioned information and/or data during the performance of this Agreement:

(a)	technologies, activities, affairs, products, and services;

(b)	customers, potential customers, suppliers, potential suppliers, licensees, potential licensees, franchisees, potential franchisees, and agents;

(c)	financing arrangements and credit lines;

(d)	prices, pricing methods, and policies;

(e)	trade secrets, know-how, processes, techniques, formulae, ideas, concepts and methodologies including without limitation recipes, presentation styles and methods;

(f)	marketing strategies, and research and development;

(g)	trading, operational, management, business or financial information;

(h)	the Products;

(i)	the Intellectual Property Rights; and

(j)	other information which is by its nature confidential or proprietary or competitively sensitive to the business, property or affairs of a company;

“Expiry Date”	shall have the meaning ascribed to it in Clause 9.1;
“Force Majeure”

shall mean an act, omission or circumstance relied on by one of the parties to this Agreement as a force majeure event and over which that party could not reasonably have exercised control including but not limited to acts of God, acts or omissions of government, general strikes and/or lockouts, riots, acts of war, epidemics or pandemics, flood, or governmental regulations imposed after the date of execution of this Agreement, earthquakes or other natural disasters;

“Gross Monthly Revenue”

shall mean the aggregate of all monthly gross revenue income, money or other consideration (before taxes, costs and expenses) received or receivable for all food and beverage products, merchandise, any other goods sold, leased, hired or otherwise disposed of and for all services whatsoever performed or provided and all business of any nature whatsoever conducted in, at, from and/or upon each Outlet and/or in any form whatsoever derived from any business activity of each Outlet (whether in or outside such Outlet);

“Gross Yearly Revenue”	shall mean the aggregate of the Gross Monthly Revenue in respect of each Outlet on a yearly basis in respect of the relevant year;
“Intellectual Property Rights”	shall mean all patents, rights to inventions, utility models, copyright and related rights, trade marks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, moral rights, rights in Confidential Information, trade secrets, know-how, processes, techniques, formulae, ideas, concepts and methodologies including without limitation recipes, presentation styles and methods, the Proprietary Marks, and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world relating to the Business;

“Licensees”

shall mean the third parties whom are granted by the Master Licensee the right to use the Proprietary Marks to carry out the Business in the Outlets within the Territory; and “Licensee” shall be construed accordingly;

“Master License”	shall have the meaning ascribed to it in Clause 2.1;
“Master License Business”	shall mean the business under which the Master License is operated, including the Business in the Outlet(s) owned and operated by the Master Licensee;
“Master License Renewal Fee”	shall have the meaning ascribed to it in Clause 9.2(b);
“Master Licensing Fee”	shall have the meaning ascribed to it in Clause 3.1(a);
“Outlet”	shall mean a place of business or premise or kiosk where the Business is carried out by the Master Licensee or its Licensees; and “Outlets” shall be construed accordingly;
“Outlet License Fee”	shall have the meaning ascribed to it in Clause 3.1(b);
“Products”

shall mean the food materials, ingredients and products to be supplied exclusively by the Licensor and/or the Authorised Suppliers to the Master Licensee for the use of the Business as listed in ANNEXURE 2, including any change thereof as may be notified in writing by the Licensor to the Master Licensee from time to time;

“Proprietary Marks”	shall mean the patents, trademarks, trade names, logos and registered designs details of which are set out in ANNEXURE 1 to this Agreement under “[ ]” and all other patents, trademarks, trade names, logos, designs, symbols, emblems, insignia, fascia, slogans, copyrights, know-how, information, drawings, plans and other identifying materials whether or not registered or capable of registration and all other proprietary marks whatsoever owned by or available to the Licensor adopted or designated now or at any time hereafter by the Licensor for use in connection with the Business, including any change thereof as may be notified in writing by the Licensor to the Master Licensee from time to time from time to time; and

“Royalty”	shall have the meaning ascribed to it in Clause 3.1(c);
“Royalty Share”	shall have the meaning ascribed to it in Clause 3.1(d);
“Territory”	shall mean the territorial area set out in SECTION 6 of SCHEDULE 1; and
“Term”	shall have the meaning ascribed to it in Clause 9.1.

1.2	References to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification).

1.3	References herein to Clauses, Schedules and Annexures are to clauses in and Schedules and Annexures to this Agreement unless the context requires otherwise and the Annexures to this Agreement shall be deemed to form essential part of this Agreement.

1.4	The expressions “party” and “parties” shall, where the context permits, include their respective successors, representatives and permitted assigns.

1.5	References to “persons” shall include individuals, firms, companies, corporations or other body corporate, government, state or agency of a state or any joint venture, association or partnerships (whether or not having separate legal personality).

1.6	A reference to any document (including this Agreement) is to that document as varied, novated, ratified or replaced from time to time.

1.7	Provisions contained herein which are primarily and literally applicable to the case of natural persons shall be construed and take effect as if the parties were companies and shall bind all of its/their permitted assigns, persons deriving title there under and successors-in-title. Accordingly, any references herein relating to bankruptcy shall thereafter be references relating to the winding-up, liquidation, amalgamation or reconstruction, as the case may be, of the parties.

1.8	The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.9	Words importing the singular include the plural and vice versa and words importing a gender include every gender.

1.10	A warranty, representation, undertaking, indemnity, covenant or agreement on the part of two or more persons binds them jointly severally;

1.11	Any reference to ‘writing’ or cognate expressions includes a reference to electronic communication, facsimile transmission or comparable means of communications;

1.12	If a period of time is specified and dates from, after or before, a given day or the day of an act or event, it is to be calculated exclusive of that day.

1.13	If a payment or other act shall (but for this Clause) be made or done on a day which is not a Business Day, then it shall be made or done on the next Business Day.

2.	GRANT OF LICENSE

2.1	For the duration of the Term, the Licensor grants to the Master Licensee the master license comprising of a non-exclusive right to use the Proprietary Marks for the purposes of carrying out and operating the Business in the Outlets and an exclusive right to further grant to its Licensees a non-exclusive right to use the Proprietary Marks for the purposes of carrying out and operating the Business in the Outlets within the Territory (collectively, “the Master License”) in accordance with the terms of this Agreement.

3.	FEES

3.1	In consideration of the grant of the Master License in accordance with the terms and conditions of this Agreement, the Master Licensee shall pay to the Licensor the following:

(a)	such sum as stated in SECTION 5(a) of SCHEDULE 1 (“Master Licensing Fee”) which shall be payable to the Licensor upon the execution of this Agreement;

(b)	such sum as stated in SECTION 5(b) of SCHEDULE 1 (“Outlet License Fee”) in respect of each subsequent Outlet after the second (2nd) Outlet which is opened and operated in the Territory by the Master Licensee and/or its Licensees and which shall be payable to the Licensor:

(i)	where such Outlet is opened and operated by a Licensee, upon the execution of the relevant license agreement between the Master Licensee and its Licensee in respect of such Outlet;

(ii)	where such Outlet is sold or otherwise transferred by an existing Licensee to another Licensee or to the Master Licensee (as the case may be), upon the execution of the relevant license agreement between the Master Licensee and such other Licensee in respect of such Outlet or upon the completion of such sale or transfer of such Outlet to the Master Licensee (as the case may be); or

(iii)	where such Outlet is opened and operated by the Master Licensee, upon the notification by the Master Licensee to the Licensor pursuant to Clause 6.1 (a) (iii);

(c)	such sum as stated in SECTION 5(c) of SCHEDULE 1 (“Royalty”) in respect of each Outlet which is opened and operated in the Territory by the Master Licensee and which shall be payable to the Licensor within seven (7) days from the end of each calendar month during the Term;

(d)	such sum as stated in SECTION 5(d) of SCHEDULE 1 (“Royalty Share”) in respect of each Outlet which is opened and operated in the Territory by the Licensees and which shall be payable to the Licensor within seven (7) days from the end of each calendar month during the Term; and

(e)	such sum as stated in SECTION 5(e) of SCHEDULE 1 (“Security Deposit”) in respect of each Outlet which is opened and operated in the Territory by the Master Licensee and/or its Licensees and which shall be payable to the Licensor:

(i)	where such Outlet is opened and operated by a Licensee, upon the execution of the relevant license agreement between the Master Licensee and its Licensee in respect of such Outlet; or

(ii)	where such Outlet is opened and operated by the Master Licensee, upon the notification by the Master Licensee to the Licensor pursuant to Clause 6.1 (a) (iii).

3.2	The Security Deposit shall at all times be maintained at such sum as stated in SECTION 5(e) of SCHEDULE 1, and in the event of any deduction by the Licensor of such Security Deposit in accordance with the terms of this Agreement, the Master Licensee shall upon the request of the Licensor, forthwith pay or top-up such sums to maintain the Security Deposit at such afore-stated sum.

3.3	For the avoidance of doubt, the fees payable pursuant to this Clause shall be exclusive of any applicable taxes, duties and levies required to be paid in Malaysia and the jurisdiction in which the Master Licensee is located and any such applicable taxes, duties and levies shall be borne solely and separately by the Master Licensee.

3.4	Except otherwise granted under this Agreement, no goodwill or other rights in and associated with the Proprietary Marks will pass to the Master Licensee as a result of the payment of the Master License Fee and the License Fee.

4.	OWNERSHIP OF THE PROPRIETARY MARKS

4.1	The Master Licensee acknowledges and agrees that the Licensor is the sole legal and beneficial owner of the Proprietary Marks and all the rights thereto, and the Master Licensee shall not challenge the validity and ownership of the Proprietary Marks nor shall the Master Licensee otherwise object to such ownership or otherwise interfere with or make any claims whatsoever towards such ownership.

4.2	Except otherwise granted under this Agreement, the Master Licensee shall not have any ownership or other rights in the Proprietary Marks and the goodwill associated with the Proprietary Marks inures directly and exclusively to the Licensor’s benefit. The Master Licensee shall hold any goodwill associated with the Proprietary Marks generated by the Master Licensee in any manner and in respect of any subject matter whatsoever during the course of this Agreement on trust for the Licensor and the Master Licensee shall only act as bare trustee for the Licensor.

4.3	The Master Licensee shall, as and when requested, render to the Licensor reasonable assistance and execute such documents or do such things to enable the Licensor to obtain registration, transfer or assign the Proprietary Marks. In no circumstances will the Master Licensee apply for registration as proprietor of any of the Proprietary Marks in any part of the world but if at the time the Licensor desires to apply for registration, transfer or assignment of the Proprietary Marks in its favour and has so applied, the Master Licensee agrees it shall not challenge such registration, transfer or assignment or otherwise object to such title as the Licensor has to all the Proprietary Marks or otherwise interfere with or make any claims whatsoever during the registration, transfer or assignment process.

4.4	The Master Licensee will notify the Licensor forthwith of any and all circumstances coming to the attention of the Master Licensee, its directors, agents, employees and Licensees which may constitute an infringement of any of the Proprietary Marks or any suspected passing off by any unauthorized person and shall take such reasonable action or enter into such arrangement or agreement as may be required by the Licensor in connection therewith and including without limitation the prosecution of the Proprietary Marks. For the avoidance of doubt, the Master Licensee shall not be entitled to call upon the Licensor to take infringement proceedings or any other action.

4.5	The Master Licensee shall take such action in relation to the use of any of the Proprietary Marks in the Business as the Licensor may from time to time direct in order to make clear that the Proprietary Marks are the subject of patent, copyright or trade mark protection.

4.6	The Master Licensee acknowledges that the Licensor shall always be entitled and at its absolute discretion and liberty to sell, transfer and/or dispose any the Proprietary Marks without require to obtain any consent or approval from the Master Licensee save and except the Licensor shall serve or furnish three (3) months’ written notice to the Master Licensee prior to such sale, transfer or disposition.

5.	SUPPLY OF PRODUCTS

5.1	The Master Licensee acknowledges the importance of the standard of the Products used in the Business to the reputation and goodwill of the Proprietary Marks. In consideration of the foregoing, the Master Licensee hereby agrees to obtain, and shall further procure its Licensees to obtain, all the Products for the use of the Business in the Outlets from the Licensor and/or its Authorized Suppliers.

5.2	The Master Licensee acknowledges that the Licensor shall be entitled to:

(a)	make any changes to the Products, including varying, withdrawing, or adding-in raw materials or ingredients from or to the Products, from time to time as the Licensor deems fit; and

(b)	make any changes to the specifications, ingredients and/or price of the Products from time to time as the Licensor deems fit;

and the Master Licensee shall comply, and shall procure its Licensees to comply, with and accept such changes upon receiving a prior notice from the Licensor in respect of such changes.

6.	PARTIES’ OBLIGATIONS, WARRANTIES AND UNDERTAKINGS

6.1	The Master Licensee hereby covenants, represents, warrants and/or undertakes to and with the Licensor that it shall and where applicable, shall procure its Licensees to:

(a)	Master License

(i)	in respect of the first year during the Term, procure the opening and operation of at least [ ] Outlets in the Territory which shall each be wholly owned and operated by the Master Licensee;

(ii)	in respect of each subsequent year after the first year of the Term, procure the opening and operation of at [ ] Outlet in the Territory each year;

(iii)	provide the Licensor with a sixty (60) days’ notice in writing prior to the opening and operation of any Outlet in the Territory which is wholly owned and operated by the Master Licensee;

(iv)	obtain the Licensor’s written approval in respect of any potential Licensee prior to granting such Licensee the license to use the Proprietary Marks to carry out the Business in an Outlet within the Territory;

(v)	obtain the Licensor’s written approval in respect of the form and substance of the license agreement to be signed between the Master Licensee and its Licensees prior to the execution of such license agreement and forthwith furnish the Licensor with a copy of such duly signed, stamped and/or registered license agreement;

(vi)	ensure that the term of any license agreement signed between the Master Licensee and its Licensees shall not exceed the Term or any renewed term of this Agreement;

(vii)	obtain the Licensor’s written approval in respect of the license fee sum chargeable by the Master Licensee to its Licensees prior to charging such license fee;

(viii)	shall not sell, assign or otherwise transfer the Master License Business or the Business carried out in the Outlets to any third party without the prior approval of the Licensor. In the event the Master Licensee wishes to sell the Master License Business or the Business carried out in the Outlet upon receiving the prior approval of the Licensor, the Master Licensee shall offer a first right of refusal to purchase to the Licensor. If the Licensor accepts such offer, the Master Licensee shall be bound to forthwith sell to the Licensor the Master License Business and/or the Business in the Outlet based on such price as may be negotiated between the parties subject to the condition of the premise, assets, and Products, and the Master Licensee shall further do all things as may be deemed necessary by the Licensor to effect such sale, including novating the tenancy or lease agreement of the Outlet to the Licensor. In the event the Licensor declines such offer, the Master Licensee may sell the Master License Business or such Business in the Outlet to a third party approved by the Licensor, provided that such third party shall enter into a fresh agreement with the Licensor;

(b)	Proprietary Marks:

(i)	protect the Proprietary Marks, and promote and preserve the goodwill and reputation associated with the Proprietary Marks;

(ii)	not make any use nor will it permit or authorize any use directly or indirectly of the Proprietary Marks outside the Territory and out of the ordinary course of the Business and the Master License Business;

(iii)	use the Proprietary Marks on the packaging material, advertisement, marketing, and promotional materials, signage, items, stationeries, and menu relating to the Business and the Master License Business as may be directed by the Licensor;

(iv)	indicate clearly on all packaging material, advertisement, marketing, and promotional materials, signage, items, stationeries, and menu relating to the Business and the Master License Business that the Licensor is the sole owner of the Proprietary Marks;

(v)	where the Proprietary Marks are pending registration or registered (as the case may be), indicate that such Proprietary Marks are pending registration or registered (as the case may be) and that the Master Licensee or the Licensee (as the case may be) is an authorized user of the Proprietary Marks;

(vi)	not use the Proprietary Marks or any part thereof in the company name or trade name of the Master Licensee or the Licensee (as the case may be) or the domain name of any website operated by the Master Licensee or the Licensee (as the case may be) without the prior approval of the Licensor;

(vii)	not use any other trademarks, service marks, trade names or copyrights, other than the Proprietary Marks in connection with the Master License Business and the Business carried out in the Outlets without the prior approval or the Licensor;

(viii)	not make any changes to its shareholding or directorship structure without the prior approval of the Licensor;

(ix)	not to do or omit to do any act or thing or use the Proprietary Marks in any manner which is likely to depreciate or cause material harm or bring disrepute to the goodwill attached to the Proprietary Marks;

(x)	ensure that the signage of “[ ]” and the use of the Proprietary Marks shall comply with the Licensor’s specifications;

(xi)	if at any time the Master Licensee is required in writing, to modify or discontinue use of the Proprietary Marks and to replace with substitute names or marks, immediately do so in the manner specified in the notice from the Licensor;

(xii)	not alter or modify the Proprietary Marks without the prior approval of the Licensor or use the Proprietary Marks in a confusing way that confuses the Proprietary Marks with another brand;

(xiii)	not engage in any act that diminishes the value of the Proprietary Marks nor shall it engage in any conduct or activity that may undermine or jeopardise the value of the Proprietary Marks which may in the sole opinion of the Licensor damage or conflict with the interest and valuable goodwill of the Proprietary Marks, such as collaboration with any activities against the laws or governmental policies;

(xiv)	not knowingly offer or provide any information or assistance concerning the Proprietary Marks to any third party other than its key management, employees and its Licensees;

(xv)	not claim, use, or apply to register any trademark, trade name, business name, corporate name, domain name, social media user name, email address, copyright, or design that is identical with, confusingly similar to, clearly derived from or based on or that includes the Proprietary Marks or any part thereof;

(c)	the Products:

(i)	purchase the Products for the use of the Business exclusively from the Licensor and/or its Authorized Supplier, and shall not procure, obtain, outsource or purchase the Products from any other third party;

(ii)	promptly pay the invoices issued by the Licensor or the Authorized Suppliers (as the case may be) for the supply of the Products within such period of time as may be stipulated therein, failing which the Licensor shall have the right to deduct such sums remaining due and unpaid from the Security Deposit;

(iii)	fulfil the terms and conditions of the supply of the Products as may be set by the Licensor or its Authorised Suppliers (as the case may be) and make payment accordingly and promptly before the delivery of such Products;

(iv)	acknowledge that the Licensor or the Authorized Suppliers (as the case may be) may cease or cause to cease supplies of the Products due to the default or failure of the Master Licensee in making full payment of any fees due under this Agreement or any invoices issued by the Licensor and/or the Authorized Suppliers in respect of the supply of the Products;

(v)	not hold the Licensor or the Authorized Suppliers (as the case may be) liable for any loss of business and profitability of the Business due to the state of the Products (e.g. the Products being not fresh) or due to disruption and/or cessation of supply of the Products for whatsoever reasons and to not make any claims for compensation from the Licensor or the Authorized Suppliers (as the case may be) in this regard;

(vi)	not resell or distribute the Products to any third party and not use the Products for any purposes other than for the carrying out and operation of the Business.

(d)	the Business:

(i)	not sell the food and beverage products of the Business to any person, firm or corporation or anybody corporate who intends or may seek to resell them within and/or outside the Territory;

(ii)	use its reasonable effort to ensure and maintain the highest standards and quality in the operation of the Business in the Outlets and the Master License Business in order to maintain and enhance the value of the Proprietary Marks and goodwill associated therewith;

(iii)	not sell any product, render any service, or carry out or operate the Business and the Master License Business in any manner which does not conform to or which conflicts with the standards associated with the Proprietary Marks;

(iv)	determine the operating days and hours of the Outlets and the type of delivery and other services to be provided at the Outlets, provided that if requested by the Master Licensee, the Licensor may advise on and assist with the same;

(v)	develop standard operating procedures, methodologies, techniques, manuals, formulae, ideas, concepts, plans, directions, and specifications in respect of the Business and the Outlets and continuously review and improve the same, provided that if requested by the Master Licensee, the Licensor may advise on and assist with the same;

(vi)	procure raw ingredients and other items (other than the Products) required for the operation of the Business and the Outlets from third party suppliers and ensure that such raw ingredients and other items are of merchantable and acceptable quality based on industry standards;

(e)	the Outlet:

(i)	source, assess, evaluate and select a suitable location to set up the Outlets provided that if requested by the Master Licensee, the Licensor may advise on and assist with the same;

(ii)	appoint a contractor to renovate and set-up the Outlets provided that the layout design plan, colour scheme, and basic requirements of the Outlets shall comply with the Licensor’s specifications in order to maintain and enhance the value of the Proprietary Marks and goodwill associated therewith, and provided further that if requested by the Master Licensee, the Licensor may advise on and assist with the same;

(iii)	procure the items and other equipment, fittings, fixtures, furniture, cutleries, crockery, utensils, kitchen set up items and other items required at the Outlets provided that if requested by the Master Licensee, the Licensor may advise on and assist with the same;

(iv)	maintain the Outlets in good condition and state of repair and shall keep the same clean, neat, well-lit and sanitized, and in compliance with the applicable standards prescribed from time to time by the Licensor and the relevant authorities, and shall promptly effect all maintenance, repairs and replacements as shall reasonably be required by the Licensor or otherwise needed in connection with maintaining the Outlets as reasonably required by Licensor in order to maintain and enhance the value of the Proprietary Marks and goodwill associated therewith;

(v)	use the Proprietary Marks to carry out and operate the Business exclusively at the Outlets and all material times, the location of the Outlets shall not be changed;

(vi)	adopt the point-of-sales system required by the Licensor in the Outlets;

(f)	Food and Beverage Items

(i)	adopt the menu provided by the Licensor in respect of the signature food and beverage items to be sold by the Business in the Outlets in order to maintain and enhance the value of the Proprietary Marks and goodwill associated therewith;

(ii)	continuously develop, review and improve on the menu provided that the Master Licensee shall propose any additional items or promotional menu to the Licensor and obtain the prior written approval of the Licensor prior to implementing the same;

(iii)	maintain the highest standards and quality in the preparation of the food and beverage products of the Business and strictly prepare food and beverage products in accordance with the recipes, preparation methods and presentation styles set by the Licensor in order to maintain and enhance the value of the Proprietary Marks and goodwill associated therewith;

(iv)	comply strictly with the Licensor’s instructions for disposal of food and beverages products not prepared according to recipes, preparation methods or presentation styles;

(g)	Employees and Training

(i)	prior to the opening of the Outlets, ensure that its employees attend any training conducted by the Licensor in respect of the operation of the Business at such location as may be decided by the Licensor in its sole discretion, provided that Master Licensee shall bear its own costs and any expenses incurred by the employees in attending such training;

(ii)	conform, and procure its employees to conform, in all respects and at all times to any training in relation to the operation of the Business in the Outlet in order to maintain and enhance the value of the Proprietary Marks and goodwill associated therewith;

(iii)	provide ongoing trainings to its employees and its Licensees on a fortnightly basis and shall provide to the Licensor a training record of such form and substance acceptable to the Licensor in respect of each fortnightly training in order to maintain and enhance the value of the Proprietary Marks and goodwill associated therewith;

(iv)	provide training to its Licensees in respect of the operation of the Business in order to maintain and enhance the value of the Proprietary Marks and goodwill associated therewith;

(v)	ensure that the employees at the Outlets are suitably attired in the uniforms bearing the Proprietary Marks as may be required by the Licensor at all times in order to maintain and enhance the value of the Proprietary Marks and goodwill associated therewith;

(h)	Marketing:

(i)	reserve such sum equivalent to [ ] percent of the projected Gross Yearly Revenue of the first year of operation of each Outlet which is opened and operated by the Master Licensee and/or its Licensees in the Territory during the first year of the Term, and utilize such sum for the marketing and promotional activities of the relevant Outlets;

(ii)	obtain the Licensor’s prior written consent in the event the Master Licensee wishes to conduct or carry out its own marketing activities or produce any marketing or promotional materials bearing the Proprietary Marks;

(i)	Others:

(i)	promptly pay any sums due to any third parties engaged by the Master Licensee or by the Licensor on behalf of the Master Licensee pursuant to this Agreement, including but not limited to the contractor, the landlord, and the suppliers; and

(ii)	at its own cost, arrange and provide the Licensor and its representatives with accommodation and transportation in the event the Licensor is required to travel to any of the Outlets.

6.2	The Licensor hereby covenants, represents, warrants and/or undertakes to and with the Master Licensee that it shall:

(a)	provide the Master Licensee with the specifications and other information relating to the Proprietary Marks in order to allow the Master Licensee to use the Proprietary Marks in accordance with the terms of this Agreement;

(b)	ensure sufficient supply of the Product to fulfil the Master Licensee’s purchase orders;

(c)	ensure that the Products supplied by the Licensor are of merchantable and acceptable quality based on industry standards;

(d)	provide the Master Licensee with demonstrations in respect of certain Products and the food and beverage items in the menu;

(e)	notify the Master Licensee of any changes to the Products, including to the prices of the Products, at least thirty (30) days prior to such changes taking effect;

(f)	endeavour to deliver the Products to the Master Licensee as soon as possible upon the receipt of a purchase order from the Master Licensee provided that the Master Licensee shall have made full payment for such Products and provided further that the Master Licensee shall have given to the Licensor at least seven (7) days notice in advance of such purchase order;

(g)	advise on and guide the Master Licensee in respect of the management and operation of the Master License Business, the Business, and the Outlets including but not limited to inventory control, human resources, finances, and marketing and promotion;

(h)	provide the Master Licensee with samples of advertising and promotional materials from time to time; and

(i)	provide field support service to the Master Licensee and assist the Master Licensee to review and audit the Master License Business, the Business, the Outlets and its operation in order to improve upon the same.

6.3	For the avoidance of doubt, all of the Licensor’s obligations under this Agreement are solely to the Master Licensee. No other party is entitled to rely on, enforce or obtain relief for breach of the obligations either directly or by subrogation.

6.4	The parties hereby acknowledge and agree that a breach of any provision in Clause 6.1 shall constitute a material breach of this Agreement.

7.	INDEMNITY

7.1	The Master Licensee hereby agrees that it shall fully indemnify, defend and hold the Licensor harmless from and against all claims, losses, damages, costs and expenses (including, but not limited to, reasonable fees and expenses of attorneys) arising out of or related to:

(a)	the use of the Proprietary Marks by the Master Licensee and/or its Licensees;

(b)	any breach or non-compliance of any term, obligation, warranty and/or undertaking hereunder by the Master Licensee, provided that such breach or non-compliance is not attributable to the Licensor;

(c)	the breach by the Master Licensee and/or its Licensees of any applicable laws and regulations;

(d)	any death of any third party, any bodily injury to any third party and/or any loss of or damage to any property belonging to any third party arising out of, in connection with or relating to the operation of the Business in the Outlet; and

(e)	the negligence, gross negligence, omission, bad faith or wilful misconduct of the Master Licensee and/or its Licensees.

8.	REPRESENTATIONS AND WARRANTIES

8.1	Each party warrants to the other party (to the extent that such warranties and representations are applicable to such party) that:

(a)	where applicable, it is a company duly incorporated under the laws of Malaysia and all resolutions (if applicable) required for the execution of this Agreement by each party have been duly passed;

(b)	it has the power and the authority to enter into this Agreement and to do the acts and things on its part to be done and performed pursuant to this Agreement;

(c)	the statements contained in the recitals to this Agreement are true and accurate in all material respects;

(d)	this Agreement constitutes the valid and binding obligation of the party enforceable in accordance with its terms;

(e)	no order has been made, no resolution has been passed, no petition presented, no meeting convened for the winding up or bankruptcy of it or for an official receiver or a provisional liquidator to be appointed in respect of it and it has not been a party to any transaction which could be avoided in a winding up or bankruptcy; and/or

(f)	it is not insolvent, has failed or is or unable to pay, or has no reasonable prospect of being able to pay, any of its debts as they fall due.

9.	TERM AND TERMINATION

9.1	This Agreement shall commence on the date stated in SECTION 2 of SCHEDULE 1 (“Commencement Date”), and shall continue to be in full force and effect for such period as stated in SECTION 3 of SCHEDULE 1 (“Term”), expiring on such date stated in SECTION 4 of SCHEDULE 1 (“Expiry Date”) unless otherwise renewed or terminated in accordance with this Agreement.

9.2	In the event the Master Licensee desires to renew this Agreement, the Master Licensee shall give to the Licensor a notice-in-writing of such intention at least three (3) months prior to the Expiry Date, and this Agreement may or may not, at the sole discretion of the Licensor, be renewed for a further period of three (3) years subject always to the Master Licensee:

(a)	having made full payment of such sum as stated in SECTION 7(a) of SCHEDULE 1 (“Master License Renewal Fee”);

(b)	agreeing to comply with the condition stated in SECTION 7(b) of SCHEDULE 1 in respect of the renewed term; and

(c)	having satisfactorily complied with all the terms and conditions contained in this Agreement and as may be set by the Licensor including executing any agreement for such renewal.

9.3	This Agreement may be terminated at any time by the mutual agreement of the parties.

9.4	Without prejudice to any other rights to which it may be entitled, in the event the Master Licensee commits any of the following defaults, the Licensor may serve a written notice requiring the Master Licensee to rectify such default within fourteen (14) days, failing which the Licensor shall be entitled to terminate this Agreement without incurring any liability or paying any compensation to the Master Licensee:-

(a)	commits any material breach of any of the terms of this Agreement and (if such a breach is remediable) fails to remedy that breach within fourteen (14) days from the date of receipt of the relevant notice by the Licensor;

(b)	abuses the Proprietary Marks and its right to use the same for the Business that substantially impairs the goodwill associated with the Proprietary Marks;

(c)	fails to purchase the Products from the Licensor or its Authorized Suppliers or procures, obtains, outsources or purchases the Products from any other third party;

(d)	voluntarily abandoned the Outlet;

(e)	a criminal offense has been committed by any of its directors or members

(f)	has a winding-up proceeding commenced or filed against it or has an order made for its winding up or passes a resolution for its winding-up;

(g)	ceases or threatens to cease the operation of the Business in the Outlet;

(h)	convenes a meeting of creditors (whether formal or informal), or enters into liquidation (whether voluntary or compulsory) except a solvent voluntary liquidation for the purpose only of reconstruction or amalgamation, or has a receiver and/or manager, administrator or administrative receiver appointed of its undertaking or any part thereof, or a resolution is passed or a petition presented to any court for the winding up of the Master Licensee or for the granting of an administration order in respect of the Master Licensee, or any proceedings are commenced relating to the insolvency or possible insolvency of the Master Licensee or if the Master Licensee takes or suffers any similar or analogous action in any jurisdiction in consequence of debt;

(i)	makes any changes to its shareholding or directorship structure without the prior approval of the Licensor; or

(j)	suffers or allows any execution, whether legal or equitable, to be levied on its property or obtained against it, or is unable to pay its debts as they fall due.

9.5	Upon the expiration or termination of this Agreement and the license granted hereunder, the Master Licensee agrees and undertakes that it shall:

(a)	forthwith pay all and any amounts due to the Licensor and the Authorized Suppliers which shall become immediately become due and payable and be recoverable as monetary debt;

(b)	immediately cease the use of the Proprietary Marks and cease to hold itself out as a Master Licensee of the Licensor or do anything which would indicate any relationship between itself and Licensor;

(c)	not, and shall procure its officers, directors, partners, shareholders, employees and agents to not, thereafter use, duplicate or adopt any Proprietary Marks or other property on which the Licensor’s or its trade name or service or Proprietary Marks or any similar marks are imprinted;

(d)	return all materials relating to the Proprietary Marks as instructed by the Licensor and destroy all materials and undertake in writing that no copies are kept;

(e)	discard all the Products in its possession;

(f)	modify appearance of the Outlets owned and operated by the Master Licensee to remove any images or items bearing the Proprietary Marks, including the removal of signboard or signage of the Proprietary Marks;

(g)	cooperate with the Licensor in the cancellation of any license registered, if any, and shall execute such documents and do all acts and things as may be necessary to effect such cancellation;

(h)	forthwith execute and deliver to the Licensor any and all documents necessary or convenient to complete the termination of this Agreement and the license granted hereunder as required by the Licensor;

(i)	do all things necessary to procure the consent of its Licensees to the assignment, novation or transfer of Master Licensee’s rights, entitlements and benefits in and under the relevant license agreement(s) in respect of the respective Outlet(s) in favour of the Licensor or any replacement master licensee approved by the Licensor (as the case may be) and where applicable, procure the execution by the respective Licensee(s) of any document or agreement on such terms as may be determined solely by the Licensor to give effect to the aforementioned assignment, novation or transfer; and

(j)	notwithstanding the reason for the termination of this Agreement, offer to sell to the Licensor or its nominee the Master License Business, including the Business in the Outlets owned and operated by the Master Licensee, if it wishes to sell or transfer the same, at such terms and conditions to be mutually agreed, and the Licensor shall have the priority right to purchase and/or continue the Master License Business including the Business operated in such Outlet. If the Licensor accepts such offer, the Master Licensee shall be bound to forthwith sell to the Licensor the Master License Business including the Business in the Outlets and the Master Licensee shall further do all things as may be deemed necessary by the Licensor to effect such sale, including novating the tenancy or lease agreement of the Outlet to the Licensor. For the avoidance of doubt, the Master Licensee shall have no right to sell the Master License Business including the Business in such Outlet to any third-party and at less favourable terms than those offered to the Licensor, unless otherwise agreed in prior by the Licensor.

9.6	Notwithstanding the foregoing, in the event the Master Licensee has, in the sole opinion of the Licensor, caused any disrepute, depreciation or material harm to the Proprietary Marks and/or the goodwill and reputation associated therewith, the Licensor shall be entitled to forthwith terminate this Agreement by serving a written notice of such intention to the Master Licensee. In such an event, the Master Licensee hereby agrees that it shall be bound to forthwith sell to the Licensor the Master License Business, including the Business in the Outlets owned and operated by the Master Licensee, based on such price as may be negotiated between the parties subject to the condition of the premise, assets, and Products, and the Master Licensee shall further do all things as may be deemed necessary by the Licensor to effect such sale, including novating the tenancy or lease agreement of the Outlet to the Licensor. For the avoidance of doubt, the Master Licensee shall not be entitled to any revenue or profit generated by the Master License Business, including the Business in the Outlets owned and operated by the Master Licensee, from the date of the afore-stated written notice.

9.7	Termination of this Agreement and the license granted hereunder shall not affect any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of this Agreement which existed at or before the date of termination.

9.8	The party terminating this Agreement pursuant to the terms hereof shall not be liable for any penalty, loss or damage for such termination, except that neither party shall be relieved from payment of any amount owed to the other party under this Agreement or any liability arising from the breach or non-compliance of any provision hereunder accruing on or prior to termination of this Agreement.

10.	NON-COMPETITION

10.1	The Master Licensee agrees and undertakes that:

(a)	during the Term and for a period of [ ] years following the expiration or termination of this Agreement and the license granted hereunder, it shall not, (whether alone or in partnership or joint venture with anyone else) or otherwise be concerned with or interested in (whether as trustee, principal, agent, adviser, shareholder, unit holder or in any other capacity),be directly or indirectly engaged in any business which in the sole opinion of the Licensor, is similar to the Master License Business or which uses the Proprietary Marks or similar marks, within a radius of ten (10) kilometres from the Territory;

(b)	during the Term and for a period of [ ] years following the expiration or termination of this Agreement and the license granted hereunder, it shall procure its key management, employees, immediate family members and agents to undertake that they shall not, (whether alone or in partnership or joint venture with anyone else) or otherwise be concerned with or interested in (whether as trustee, principal, agent, adviser, shareholder, unit holder or in any other capacity), be directly or indirectly engaged in any business which in the sole opinion of the Licensor, similar to the Master License Business or which uses the Proprietary Marks or similar marks, within a radius of ten (10) kilometres from the Territory;

(c)	it shall not solicit, endeavour to entice away from, discourage from being employed by or engaged in performing services for the Licensor’s business, employ, engage, attempt to employ or engage, negotiate or arrange the employment or engagement of (or assist any other person, firm, company or other organisation so to do) any employee of the Licensor; and

(d)	this Clause 10 shall survive the expiration or earlier termination of this Agreement.

10.2	Each restraint under Clause 10 is separate, distinct and several from each other restraint under Clause 10, so that the validity and enforceability of any such restraint does not affect the validity or enforceability of any other such restraint and that the duration, extent and application of each of the undertakings is no greater than is reasonable and necessary for the protection of the legitimate interests of the Licensor but that, if any such restraint shall be adjudged by any court or authority of competent jurisdiction to be void or unenforceable but would be valid if part of the wording thereof were to be deleted and/or the period thereof were to be reduced and/or the area dealt with/range of activities covered thereby were to be reduced, the said restraint shall apply within the jurisdiction of that court or competent authority with such modifications as are necessary to make it valid and effective and any such modification shall not thereby affect the validity of any other restraint.

11.	EXECUTION OF A FRANCHISE AGREEMENT

11.1	The Master Licensee hereby acknowledges that the Licensor is in the midst of applying to the registrar of franchise for the registration of the Business as a franchise business with the Licensor as the franchisor.

11.2	The Master Licensee agrees that, upon the request of the Licensor, it shall forthwith enter into a master franchise agreement or such similar agreement with the Licensor in respect of the Master License Business.

11.3	The Master Licensee further agrees that it shall procure its Licensees to forthwith enter into a franchise agreement or such similar agreement with the Master Licensee as the master franchisor.

12.	NO PARTNERSHIP OR AGENCY

12.1	The Master Licensee shall not pledge the credit of the Licensor nor represent itself as being the Licensor nor an agent, partner, employee or representative of the Licensor and shall not hold itself out as such nor as having any power of authority to incur any obligation of any nature expressed or implied on behalf of the Licensor. The Master Licensee acknowledges that nothing in this Agreement shall operate so to constitute the Master Licensee an agent, partner, employee or representative of the Licensor.

12.2	The Master Licensee shall not make any statement, representation or claim and shall give no warranty to any person in respect of the Proprietary Marks.

13.	NOTICE

13.1	Any notice or communication to be given under this Agreement shall be in writing and be in the English language and may be delivered by hand or sent by facsimile transmission or registered mail to the intended recipient at its address as follows:

The Licensor

Address:
Telephone:

Email:

Attention:

The Master Licensee

To the contact details stated in SECTION 1 of SCHEDULE 1.

13.2	Any notice or communication shall be deemed to have been duly received:

(a)	if delivered by hand, at the date and time of delivery;

(b)	if sent by facsimile transmission, at the date and time the party sending the facsimile has received a transmission report evidencing the same;

(c)	if sent by mail, three (3) days after dispatch by registered mail; and

(d)	if sent by email (including scan attached to the email), upon receipt by the sender of a transmission report indicating that the email was sent to the recipient’s email address.

14.	CONFIDENTIALITY

14.1	Subject to Clause 14.3, the Master Licensee shall not use (other than for the performance of this Agreement and the carrying out or operation of the Master License Business) or disclose to any third party any Confidential Information of the Licensor. The Master Licensee shall take any appropriate security precautions requested by the Licensor.

14.2	The Master Licensee must use its reasonable endeavours to cause its employees advisors who have or are likely to have access to all such Confidential Information, to observe all the obligations of confidentiality under this Clause.

14.3	The Master Licensee may disclose any such Confidential Information if and to the extent –

(a)	it is required to do so by law or any securities exchange or regulatory or governmental body to which it is subject wherever situated;

(b)	it considers it necessary to disclose the Confidential Information to its professional advisers, auditors and bankers provided that it does so on a confidential basis; or

(c)	the Confidential Information has come into the public domain through no fault of the Master Licensee.

14.4	The parties hereby acknowledge and agree that a breach of this Clause 14 shall constitute a material breach of this Agreement.

14.5	The obligation of the parties under this Clause shall survive the termination or expiration of this Agreement.

15.	LEGAL FEES AND COSTS

15.1	Each party shall bear their own costs and expenses in respect of this Agreement including their own solicitors’ costs. Notwithstanding the foregoing, the Master Licensee shall bear the stamp duty payable on this Agreement.

16.	FORCE MAJEURE

16.1	If a party is prevented or delayed in the performance of any of its obligations under this Agreement by Force Majeure, that party shall forthwith serve notice in writing on the other party specifying the nature and extent of the circumstances giving rise to such Force Majeure, and shall, subject to service of such notice and provided that such party shall have mitigated the effect of such Force Majeure event to the best of its abilities, have no liability in respect of the performance of such of its obligations as are prevented by such Force Majeure during the continuation of such event(s), and for such time after they cease as is necessary for that party, using all reasonable endeavours to recommence its affected operations in order for it to perform its obligations.

16.2	If a party is prevented by Force Majeure from performance of its obligations for a continuous period in excess of one (1) month, the parties shall enter into discussions with a view to alleviating the effects of the Force Majeure and shall mutually agree on such alternative arrangements as may be reasonable in the circumstances, failing which the party not affected by the Force Majeure may terminate this Agreement by giving a thirty (30) days prior written notice to the other party.

17.	WAIVER

17.1	No omission or delay on the part of any party in exercising its rights under this Agreement shall operate as a waiver of such rights, nor shall any single or partial exercise by any party of any such right preclude the further or other exercise of such right or the exercise of any other right which it may have.

18.	GOVERNING LAW AND JURISDICTION

18.1	This Agreement shall be governed by and construed in accordance with the laws of Malaysia and the Parties agree to submit to the non-exclusive jurisdiction of the courts of Malaysia.

19.	ENTIRE AGREEMENT

19.1	This Agreement constitutes the entire agreement between the parties relating to the subject matter in this Agreement and supersedes all prior agreements and arrangements between the parties and there are no promises, terms, conditions or obligations, oral or written, expressed or implied, other than those contained in this Agreement.

20.	SUCCESSORS

20.1	This Agreement shall be binding on and be for the benefit of the heirs, personal representatives, successors-in-title and assigns of each of the parties.

21.	ASSIGNMENT

21.1	The parties shall not assign or otherwise transfer its rights and obligations under this Agreement without prior written consent of the other party. Any attempted assignment without the required prior written consent shall be void and of no force and effect.

22.	VARIATION OR AMENDMENT

22.1	This Agreement may be varied by mutual agreement between the parties. All such variations shall be in writing signed by the duly authorised representatives of the parties and shall be attached to this Agreement and form part of the same.

23.	SEVERANCE

23.1	If any provision of this Agreement is found by any competent authority to be invalid or unenforceable in whole or in part, the validity of the other part of the affected provision and the remainder of the provisions of this Agreement shall not be affected thereby.

23.2	If it is not possible to read down a provision as required in this Agreement, that provision is severable without affecting the validity or enforceability of the remaining parts of that provision or the other provisions in this Agreement.

24.	TIME

24.1	Time whenever mentioned shall be of the essence of this Agreement.

25.	COUNTERPARTS

25.1	This Agreement may be executed in any number of counterparts all of which taken together constitute one document.

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IN WITNESS WHEREOF the parties hereto have hereunto set their hands the day and month and year first above written.

THE LICENSOR

SIGNED by, for and on behalf of,	)
[ ]	)
(Company No. [ ]))
in the presence of: -)
Authorized Signatory
Name:

Witness
Name:
NRIC No.:

THE MASTER LICENSEE

SIGNED by, for and on behalf of,	)
[ ]	)
(Company No. [ ]))
in the presence of: -)
Authorized Signatory
Name:

Witness
Name:
NRIC/Passport No.:

SCHEDULE 1

SECTION	MATTER	PARTICULARS
1.	The Master Licensee	Name: [ ] Company No.: [ ] Address: [ ] Email Address: [ ] Contact No.: [ ] Person in Charge: [ ] (NRIC/Passport No. [ ])
2.	Commencement Date	[ ]
3.	Term	[ ] years from the Commencement Date
4.	Expiry Date	[ ]
5.	Fees

(a)     Master Licensing Fee: [   ]

(b)     Outlet License Fee: [   ]

(c)     Royalty:

(i)       during the Term: [   ]% of the Gross Monthly Revenue;

(ii)       during the first renewed term: [   ]% of the Gross Monthly Revenue; and

(iii)       during each subsequent renewed terms: [   ]% of the Gross Monthly Revenue.

(d)     Royalty Share: [ ]% of the Royalty.

(e)     Security Deposit: [ ]

6.	Territory	[ ]
7.	Renewal	(a) Master License Renewal Fee: [ ] (b) Condition: The Master Licensee shall procure the opening and operation at least [ ] Outlet in the Territory each year during the renewed term.

ANNEXURE 1

Proprietary marks

Annexure 2

the products

GROCERIES & OTHERS

KITCHEN EQUIPMENT

KITCHEN CUTLERIES

FRONT OF HOUSE